     As filed with the Securities and Exchange Commission on August 23, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                Amendment No. 2

                                 CURRENT REPORT
   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                          Date of Report: July 29, 2002
                        (Date of earliest event reported)


                     SECURITY ASSOCIATES INTERNATIONAL, INC.
             (Exact name of registrant as specified in the charter)

         Delaware                       001-13511                87-0467198
(State or other Jurisdiction      (Commission File No.)        (IRS Employer
     of incorporation)                                       Identification No.)

                  2102 South Arlington Heights Road, Suite 150
                     Arlington Heights, Illinois 60005-4142
                    (Address of Principal Executive Offices)

                                 (847) 956-8650
               (Registrant's telephone number including area code)

                                       n/a
          (Former name or former address, if changed since last report)


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ITEM 4.    CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

On August 1, 2002, SAI dismissed Arthur Andersen LLP who was its principal accountant. The reports of Arthur Andersen certifying our financial statements for each of the last two fiscal years did not contain an adverse opinion or disclaimer of opinion, or any modification as to uncertainty, audit scope or accounting principles except the reports of Arthur Andersen contained a going concern qualification for each of our last two fiscal years. The reasons for dismissal were unrelated to such qualifications. There were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the past two most recent fiscal years and the interim period from the end of the most recent fiscal year through the date of dismissal. Rather, Arthur Andersen was dismissed due to the events surrounding Arthur Andersen. The decision to change independent auditors was recommended by our audit committee and approved by the entire board of directors of SAI. SAI has not been able after reasonable efforts to obtain a letter confirming Arthur Andersen's agreement to the content of this filing.

On August 1, 2002, SAI engaged McGladrey & Pullen, LLP as its audit firm, which engagement was accepted by McGladrey & Pullen, LLP on August 7, 2002. During the fiscal years ended 2000 and 2001 and through the date of SAI's decision to terminate Arthur Andersen, SAI did not consult McGladrey & Pullen, LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304 (a) (2) (i) and (ii) of Regulation S-B.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                        Security Associates International, Inc.
                                                            (Registrant)

                                        By:   /s/ Raymond Gross
                                            ------------------------------------
                                              Raymond Gross
                                              President, Chief Executive Officer

Date:  August 23, 2002